[BANK OF AMERICA]

LOAN AGREEMENT

This Agreement dated as of September 18, 2007, is among Bank of America, N.A. (the "Bank"), Air T, Inc.; Csa Air, Inc.; Mountain Air Cargo, Inc.; MAC Aviation Services LLC; Global Ground Support, LLC and Global Aviation Services, LLC; are sometimes referred to collectively as the "Borrowers" and individually as the “Borrower”).

1.           DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1           "Borrowing Base" means the sum of:

(a)           85% of the Prime Government Receivables; and

(b)           85% Commercial Receivables; and

(c)	50% of the Unbilled Receivables; and

(d)	The lesser of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) or a percentage of the value of Eligible Inventory calculated by adding together:

(i)	50% of the value of Eligible Inventory consisting of raw materials; and

(ii)	40% of the value of Eligible Inventory consisting of finished goods.

(e)	less the amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit).

In determining the value of Eligible Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrower's cost, (ii) the Borrower's estimated market value, or (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems appropriate.

After calculating the Borrowing Base as provided above, the Bank may deduct such reserves as the Bank may establish from time to time in its reasonable credit judgment, including, without limitation, reserves for rent at leased locations subject to statutory or contractual landlord’s liens, inventory shrinkage, dilution, customs charges, warehousemen’s or bailees’ charges, liabilities to growers of agricultural products which are entitled to lien rights under the federal Perishable Agricultural Commodities Act or any applicable state law, and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).  In addition to the foregoing, the Bank may deduct from the Borrowing Base two (2) times the monthly rent/lease payment for the leased property located at 540 East 56 Highway, Olathe, Kansas, if the principal amount outstanding under the Facility No. 1 commitment exceeds 70% of the Borrowing Base for any ninety (90) day period.

1.2	"Borrowing Base Certificate" means a report in the format shown as Exhibit A, calculated by the Borrower and setting forth the Borrowing Base on which the requested extension of credit is to be based.

1.3	"Credit Limit" means the amount of Seven Million and 00/100 Dollars ($7,000,000.00).

1.4	"Eligible Inventory" means inventory which satisfies the following requirements:

(a)           The inventory is owned by the Borrower free of any title defects or any liens or interests of others except thesecurity interest in favor of the Bank.  This does not prohibit any statutory liens which may exist in favor of thegrowers of agricultural products which are purchased by the Borrower.

(b)
The inventory is located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank.  If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank.  Inventory which is in transit is not acceptable unless it is covered by a commercial letter of credit issued by the Bank, the seller of the inventory is required to present shipping or title documents to the Bank as a condition to obtaining payment, and the final destination of such inventory is a location acceptable to the Bank.

(c)
The inventory is held for sale or use in the ordinary course of the Borrower's business and is of good and merchantable quality.  Display items, work-in-process, parts, samples, and packing and shipping materials are not acceptable.  Inventory which is obsolete, unsalable, damaged, defective, used, discontinued or slow-moving, or which has been returned by the buyer, is not acceptable.

(d)	The inventory is covered by insurance as required in the "Covenants" section of this Agreement.

(e)	The inventory has not been manufactured to the specifications of a particular account debtor.

(f)	The inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of the Bank to sell the inventory to third parties.

(g)	The inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

(h)	The inventory is not placed on consignment.

(i)           The inventory is otherwise acceptable to the Bank.

1.6           "Eligible Receivables" means an account receivable that satisfies the following requirements:

(a)
The account is based upon an enforceable order or contract, written or oral, for inventory shipped or for services performed and the same were shipped or performed by the Borrower in accordance with such order or contract and in the ordinary course of the Borrower's business and without any further obligation on the part of the Borrower to service, repair, or maintain any such goods sold and does not relate to any warranty claim or obligation.

(b)
There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account.  Accounts arising from COD sales, consignments, bill and hold sales, sale or return, guaranteed sales or on the basis of any other understanding are not acceptable.

(c)
The debtor upon the account does not claim any present or contingent (and no fact exists which is the basis for any future) claim, deduction or dispute or defense in law or equity to payment of the account.

(d)
The account balance does not include the amount of any counterclaims, offsets, claims for credits, allowances, or adjustments because of returned, inferior, or damaged inventory or unsatisfactory services, or for any other reason including, without limitation, those arising on account of a breach of any express or implied representation or warranty which have been or may be asserted against the Borrower by the account debtor (including offsets for any "contra accounts" owed by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower).  To the extent any counterclaims, offsets, or contra accounts exist in favor of the account debtor, such amounts shall be deducted from the account balance.

(e)
Except for Unbilled Receivables, the account is evidenced by an invoice or other documentation in form acceptable to the Bank, dated no later than the date of shipment or performance and containing only terms normally offered by the Borrower.

(f)
The amount shown on the books of the Borrower and on any invoice, certificate, schedule or statement delivered to the Bank is owing to such Borrower and no partial payment has been received unless reflected with that delivery.

(g)
The account represents a genuine obligation of the account debtor for goods sold to and accepted by the account debtor, or for services performed for and accepted by the account debtor.  To the extent any credit balances exist in favor of the account debtor, such credit balances represent customary credits, adjustments and/or discounts given to an account debtor by the Borrower in the ordinary course of its business and shall be deducted from the account balance.

(h)
The account balance does not arise from services under or related to any warranty obligation of the Borrower or out of any finance charges, services charges or other fees for the time value of money, payable by the account debtor.  To the extent any such charges are included, such amounts shall be deducted from the account balance.

(i)
With respect to Commercial Receivables only, the Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the account debtor's obligation to pay the account.  The Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrower as a foreign corporation authorized to transact business in such state.

(j)
The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.  The Borrower has the full and unqualified right and power to assign and grant a security interest in, and lien on, the account to the Bank as security and collateral for the payment of the obligations under this Agreement, which lien is perfected as to the account by the filing of financing statements and which lien upon such filing constitutes a first priority security interest and lien.

(k)           The account debtor upon the account is not any of the following:

(i)	An employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.

(ii)	Any person or entity located, incorporated or primarily conducting business in a foreign country.

(iii)
The U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation, the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. § 15) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Borrower.

(l)           The account is not in default.  An account will be considered in default if any of the following occur:

(m)           the account is not paid within sixty (60) days from its due date;

(ii)           the account debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due, or any petition is filed by or against the account debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors in the United States, any state or territory thereof, or any foreign jurisdiction;

(iii)           there is an appointment of a receiver or trustee for the account debtor or for any of the assets of the account debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Federal Bankruptcy Code;

(iv)           the initiation by or against the account debtor of any other type of any formal or informal proceeding for the insolvency, dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the account debtor;

(v)           the death or judicial declaration of incompetency of an account debtor who is an individual;

(vi)           the sale, assignment, or transfer of all or any material part of the assets of the account debtor.

(n)           The account is not owing by any account debtor for which the Bank has deemed fifty percent (50%) or more of such account debtor's other accounts (or any portion thereof) due to the Borrower, to be non-Eligible Receivables.

(o)	The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

(p)
The account is not evidenced by a promissory note or chattel paper, is not secured by any letter of credit nor is the account debtor obligated to the Borrower under any other obligation which is evidenced by a promissory note.

(q)
No bond or other undertaking by a guarantor or surety has been or is required to be obtained, supporting the performance of the Borrower or any other Obligor in respect of the Borrower’s agreements with the account debtor.

(r)
The account is not subject to a restriction that forbids or makes void or unenforceable the assignment or grant of a security interest by the Borrower to the Bank, unless the Borrower has obtained any necessary consents.

(s)	No part of the account represents a final billing or a retainage.

(t)
The Bank in the good faith exercise of its sole and absolute discretion has not deemed the account ineligible because of uncertainty as to the creditworthiness of the account debtor or because the Bank otherwise considers the collateral value of such account to the Bank to be impaired or its ability to realize such value to be insecure.

(u)	The account is otherwise acceptable to the Bank.

In addition to the foregoing limitations, the dollar amount of accounts included as Eligible Receivables which are the obligations of a single account debtor (excluding accounts from any governmental authority) shall not exceed the concentration limit established for that account debtor.  To the extent the total of such accounts exceeds an account debtor's concentration limit, the amount of any such excess shall be excluded.  The concentration limit for each account debtor shall be equal to twenty-five percent (25%) of the total amount of the Borrower's Eligible Receivables at that time.

It is provided, however, that if the account debtor obligated upon an account is one of the account debtors listed below, the concentration limit applicable to each such account debtor will be increased to the percentage set forth below:

Account Debtor                                           Concentration Limit
Federal Express                                                      40%
United States Air Force                                        40%

1.7           "Unbilled Receivables" means Eligible Receivables, notwithstanding their unbilled status which have resulted from unbilled costs actually incurred and arising out of work actually performed during the last week of the most previous month by the Borrower under written contracts with Federal Express which (i) have been accepted by Federal Express and (ii) are properly billable to Federal Express in accordance with the applicable contract.

1.8           "Prime Government Receivables" means Eligible Receivables which have resulted from an amount due and owing directly from the U.S. Government or any department or agency thereof.

1.9           "Commercial Receivables" means Eligible Receivables other than Prime Government Receivables, Sub Contractor or Other Government Receivables, or Unbilled Receivables which have resulted from an amount due owing from account debtors.

2.           FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

2.1           Line of Credit Amount.

(a)
During the availability period described below, the Bank will provide a line of credit to the Borrowers.  The amount of the line of credit (the "Facility No. 1 Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

(b)	This is a revolving line of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.

(c)
The Borrowers agree not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment.  If the Borrowers exceed this limit, the Borrowers will immediately pay the excess to the Bank upon the Bank's demand.

2.2           Availability Period.  The line of credit is available between the date of this Agreement and August 31, 2009, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrowers a written notice of renewal effective as of the Facility No. 1 Expiration Date for the line of credit (the “Renewal Notice”).  If this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice.  The Borrower specifically understands and agrees that the interest rate applicable to this line of credit may be increased upon renewal and that the new interest rate will apply to the entire outstanding principal balance of the line of credit.  If this line of credit is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit.  A renewal fee may be charged at the Bank’s option.  If so, the amount will be specified in the Renewal Notice.

2.3           Repayment Terms.

(a)	The Borrowers will pay interest on September 30, 2007, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrowers will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date.

2.4           Interest Rate.

(a)	The interest rate is a rate per year equal to the BBA LIBOR Daily Floating plus 1.37 percentage point(s).

(b)
The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

3.           COLLATERAL

3.1           Personal Property.  The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrowers’ obligations to the Bank under this Agreement.  The collateral is further defined in security agreement(s) executed by the owners of the collateral.  In addition, all personal property collateral owned by any of the Borrowers securing this Agreement shall also secure all other present and future obligations of any of the Borrowers to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrowers have otherwise agreed in writing or received written notice thereof).  All personal property collateral securing any other present or future obligations of any of the Borrowers to the Bank shall also secure this Agreement.

(a)	Equipment owned by the Borrowers.

(b)	Inventory owned by the Borrowers.

(c)	Receivables owned by the Borrowers.

(d)	Transport equipment including aircraft and vehicles.

4.           FEES AND EXPENSES

4.1           Fees.

(a)
Waiver Fee.  If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrowers will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrowers request the waiver or amendment.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrowers.  The Bank may impose additional requirements as a condition to any waiver or amendment.

(b)
Late Fee.  To the extent permitted by law, the Borrowers agree to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

4.2           Expenses.  The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

4.3           Reimbursement Costs.

(a)
The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

(b)
The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower's books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require.  The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

5.           DISBURSEMENTS, PAYMENTS AND COSTS

5.1           Disbursements and Payments.

(a)
Each payment by the Borrowers will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrowers' statement or at one of the Bank’s banking centers in the United States.

(b)
Each disbursement by the Bank and each payment by the Borrowers will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

5.2           Requests for Credit; Equal Access by all Borrowers.  If there is more than one Borrower, any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement.  Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.

5.3           Telephone and Telefax Authorization.

(a)
The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of any of the Borrowers, or any other individual designated by any one of such authorized signers.

(b)
Advances will be deposited in and repayments will be withdrawn from account number NC-000510028053 owned by the Borrowers or such other of the Borrowers' accounts with the Bank as designated in writing by the Borrowers.

(c)
The Borrowers will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrowers to give such instructions.  This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

5.4           Direct Debit.

(a)
The Borrowers agree that interest and principal payments and any fees will be deducted automatically on the due date from account number NC-000510028053 owned by the Borrowers or such other of the Borrowers' accounts with the Bank as designated in writing by the Borrowers.

(b)
The Borrowers will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement.  If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

(c)
The Borrowers may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement.  If the Borrowers terminate this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

5.5           Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6           Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.7           Default Rate.  Upon the occurrence of any default or after maturity or after judgement has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

5.8           Overdrafts.  At the Bank's sole option in each instance, the Bank may do one of the following:

(a)
The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of any Borrower with the Bank.  Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.  The Bank may make such advances even if the advances may cause any credit limit under this Agreement to be exceeded.

(b)	The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of any Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrowers to create overdrafts on any of the Borrowers' accounts with the Bank.

5.9           Payments in Kind.  If the Bank requires delivery in kind of the proceeds of collection of the Borrowers' accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion.  All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrowers.

6.           CONDITIONS

Before the Bank is required to extend any credit to the Borrowers under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

6.1           Authorizations.  If any Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by such Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2           Governing Documents.  If required by the Bank, a copy of the Borrowers' organizational documents.

6.3           Security Agreements.  Signed original security agreements covering the personal property collateral which the Bank requires.

6.4           Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing.  All title documents for motor vehicles which are part of the collateral must show the Bank's interest.

6.5           Payment of Fees.  Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

6.6           Good Standing.  Certificates of good standing for each Borrower as applicable from its state of formation and from any other state in which such Borrowers is  required to qualify to conduct its business.

6.7           Insurance.  Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

7.           REPRESENTATIONS AND WARRANTIES

When the Borrowers sign this Agreement, and until the Bank is repaid in full, the Borrowers make the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1           Formation.  If any Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

7.2           Authorization.  This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3           Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4           Good Standing.  In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5           No Conflicts.  This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

7.6           Financial Information.  All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrowers' (and any guarantor's) financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of any Borrower (or any guarantor).  If any Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

7.7           Lawsuits.  There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower which, if lost, would impair such Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8           Collateral.  All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.9           Permits, Franchises.  Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10           Other Obligations.  No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.11           Tax Matters.  No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.12           No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13           Insurance.  Each Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

7.14           Merchantable Inventory; Compliance with FLSA.  All inventory which is included in the Borrowing Base is of good and merchantable quality and free from defects, and has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

7.15           Prime Government Receivables and Unbilled Receivables.  With respect to all Prime Government Receivables and Unbilled Receivables, to the best of the Borrower’s knowledge (a) there has been no default or cancellation with respect thereto, (b) Prime Government Receivables and Unbilled Receivables are not dependent on any future appropriations, (c) the assignment of all sums due thereunder does not violate any law, statute, or regulation and is permissible, (d) the Borrower has the right to assign all monies due thereunder, (e) any prior assignment with respect thereto have been terminated; and (f) the Borrower is not subject to any pending or threatened debarment proceedings.

7.16           Assignment of Claims Act.  The Borrower hereby covenants and agrees that the Borrower will promptly, upon request by the Bank, comply with any and all of the requirements of the Assignment of Claims Act (Title 31 Section 3727 and Title 41 Section 15 of the United States Code), where such statutes are applicable to any Eligible Receivables, and shall take all such other action as may be necessary to facilitate the direct assignment to the Bank of the payments due or to become due under any Eligible Receivables which has at least One Million Dollars and 00/100 Dollars ($1,000,000.00) in payment obligations to the Borrower and which has a duration of at least twelve (12) months, and such further action as may be necessary to facilitate the creation and perfection of the Bank’s security interest in such payments..

8.           COVENANTS

The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1           Use of Proceeds.

(a)	To use the proceeds of Facility No. 1 only for working capital.

(b)
The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose.

8.2           Financial Information.  To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time.  The Bank reserves the right, upon written notice to the Borrowers, to require the Borrowers to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)
Within one hundred fifty (150) days of the fiscal year end, the annual financial statements of the Borrowers.  These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank.  The statements shall be prepared on a consolidated basis.

(b)
Within sixty (60) days of the period's end, quarterly financial statements of the Borrowers, certified and dated by an authorized financial officer.  These financial statements may be company-prepared.  The statements shall be prepared on a consolidated basis.

(c)
Within 150 days of the end of each fiscal year and within 60 days of the end of each quarter, a compliance certificate of the Borrower in the format as shown in Exhibit B, signed by an authorized financial officer and setting forth whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(d)	Upon the Bank’s request, a detailed aging of the Borrower’s receivables by invoice or a summary aging by account debtor as specified by the Bank.

(e)           Upon the Bank’s request, a Borrowing Base Certificate as of the last day of each month.  Bank mayalso request copies of the invoices or the record of invoices from the Borrower's sales journal for EligibleReceivables included in the Borrowing Base Certificate (including a listing of the names and addresses of the account debtors obligated there under).

(f)	Upon the Bank’s request, a summary aging by vendor of accounts payable as specified by the Bank.

(g)
Upon the Bank’s request, an inventory listing as specified by the Bank.  The listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.

(h)
Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrowers and as to each guarantor of the Borrowers' obligations to the Bank as the Bank may request.

8.3           Debt to Worth Ratio.  To maintain on a consolidated basis a ratio of Total Liabilities (excluding the non-current portion of Subordinated Liabilities) to Tangible Net Worth not exceeding 1.5:1.0.

"Total Liabilities" means the sum of current liabilities plus long term liabilities.

"Tangible Net Worth" means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

"Subordinated Liabilities" means liabilities subordinated to the Borrowers' obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

8.4           Funded Debt to EBITDA Ratio.  To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 3:1.0.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current long term debt, less the non-current portion of Subordinated Liabilities.

''EBITDA'' means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.  This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

''Subordinated Liabilities'' means liabilities subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

8.5           Bank as Principal Depository.  To maintain the Bank as their principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.6           Other Debts.  Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)        Acquiring goods, supplies, or merchandise on normal trade credit.

(b)        Endorsing negotiable instruments received in the usual course of business.

(c)        Obtaining surety bonds in the usual course of business.

(d)        Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

8.7           Other Liens.  Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower now or later owns, except:

(a)        Liens and security interests in favor of the Bank.

(b)        Liens for taxes not yet due.

(c)        Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

8.8           Maintenance of Assets.

(a)        Not to sell, assign, lease, transfer or otherwise dispose of any part of any Borrower's business or any Borrower's assets except in the ordinary course of business.

(b)        Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)        Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)        To maintain and preserve all rights, privileges, and franchises the Borrowers now have.

(e)        To make any repairs, renewals, or replacements to keep the Borrowers' properties in good working condition.

8.9           Investments.  Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrowers' current subsidiaries.

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

8.10           Loans.  Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit to the Borrowers' current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

8.11           Change of Management.  Not to make any substantial change in the present executive or management personnel of the Borrowers.

8.12           Change of Ownership.  Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than twenty-five percent (25%) in the direct or indirect capital ownership of any Borrower.

8.13           Additional Negative Covenants.  Not to, without the Bank's written consent:

(a)        Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)        Acquire or purchase a business or its assets.

(c)        Engage in any business activities substantially different from each Borrower's present business.

(d)        Liquidate or dissolve any Borrower's business.

8.14           Notices to Bank.  To promptly notify the Bank in writing of:

(a)	Any lawsuit over Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) against any Borrower (or any guarantor or, if any Borrower is comprised of the trustees of a trust, any trustor).

(b)	Any substantial dispute between any governmental authority and any Borrower (or any guarantor or, if any Borrower is comprised of the trustees of a trust, any trustor).

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)
Any material adverse change in any Borrower's (or any guarantor’s, or, if any Borrower is comprised of the trustees of a trust, any trustor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business.

(f)
Any actual contingent liabilities of any Borrower (or any guarantor or, if any Borrower is comprised of the trustees of a trust, any trustor), and any such contingent liabilities which are reasonably foreseeable.

8.15           Insurance.

(a)
General Business Insurance.  To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrowers' properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrowers' business.  Each policy shall provide for at least 30 days prior notice to the Bank of any cancellation thereof.

(b)
Insurance Covering Collateral.  To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral.  Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.16           Compliance with Laws.  To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over any Borrower's business.  The Bank shall have no obligation to make any advance to any Borrowers except in compliance with all applicable laws and regulations and any Borrowers shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

8.17           ERISA Plans.  Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8.18           Books and Records.  To maintain adequate books and records.

8.19           Audits.  To allow the Bank and its agents to inspect each Borrower's properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

8.20           Perfection of Liens.  To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.21           Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.22           Assignment Of Claims Act.  To promptly comply, upon request by the Bank, with any and all of the requirements of Title 31 Section 3727 and Title 41 Section 15 of the United States Code and all rules and regulations relating thereto, as amended, where such statutes, rules and regulations are, at the option of the Bank, applicable to particular contracts, and shall at all times take all such other action as may be necessary to facilitate and/or ensure perfection of the Bank’s security interest in and the assignment of the contracts.

9.           DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice.  If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1           Failure to Pay.  The Borrowers fail to make a payment under this Agreement when due.

9.2           Other Bank Agreements.  Any default occurs under any other agreement any Borrower (or any Obligor) or any of the Borrowers' related entities or affiliates has with the Bank or any affiliate of the Bank.  For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if any Borrower is comprised of the trustees of a trust, any trustor.

9.3           Cross-default.  Any default occurs under any agreement in connection with any credit any Borrower (or any Obligor) or any of the Borrowers’ related entities or affiliates has obtained from anyone else or which any Borrower (or any Obligor) or any of the Borrowers’ related entities or affiliates has guaranteed.

9.4           False Information.  Any Borrower or any Obligor has given the Bank false or misleading information or representations.

9.5           Bankruptcy.  Any Borrower, any Obligor, or any general partner of any Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Borrower, any Obligor, or any general partner of any Borrower or of any Obligor makes a general assignment for the benefit of creditors.

9.6           Receivers.  A receiver or similar official is appointed for a substantial portion of any Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

9.7           Lien Priority.  The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.8           Judgments.  Any judgments or arbitration awards are entered against any Borrower or any Obligor, or any Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more in excess of any insurance coverage.

9.9           Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in any Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

9.10           Government Action.  Any government authority takes action that the Bank believes materially adversely affects any Borrower's or any Obligor's financial condition or ability to repay.

9.11           Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

9.12           ERISA Plans.  Any one or more of the following events occurs with respect to a Plan of any Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject any Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of such Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by any Borrower or any ERISA Affiliate.

9.13           Other Breach Under Agreement.  A default occurs under any other term or condition of this Agreement not specifically referred to in this Article.  This includes any failure or anticipated failure by any Borrower (or any other party named in the Covenants section) to comply with the financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrowers or the Bank.

9.14           Material Default Under any Eligible Receivables.  A material default by the Borrower occurs under the terms of any Eligible Receivables or any breach in the Borrower’s performance obligations occurs under any Eligible Receivables.

9.15           Termination of Eligible Receivables.   Any Eligible Receivable is terminated for default.

10.           ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1           GAAP.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2           North Carolina Law.  This Agreement shall be governed by and construed in accordance with the laws of North Carolina.  To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

10.3           Successors and Assigns.  This Agreement is binding on the Borrowers’ and the Bank's successors and assignees.  The Borrowers agree that they may not assign this Agreement without the Bank's prior consent.  The Bank may sell participations in or assign this loan, and may exchange information about the Borrowers (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

10.4           Dispute Resolution Provision.  This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)
This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim").  For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)
At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act").  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)
Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)
The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)
The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)
This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)
Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)
By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

10.5           Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

10.6           Attorneys' Fees.  The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrowers under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.  As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

10.7           Joint and Several Liability.  This paragraph shall apply if two or more Borrowers sign this agreement:

(a)
Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise.  The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b)	Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c)
Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d)
Each Borrower waives any defense by reason of any other Borrower’s or any other person's defense, disability, or release from liability.  The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)
Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment.  Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f)
Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement.  Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)
The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement.  The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)
Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; (b) waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

(i)
Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy.  Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

10.8           One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

(c)	are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrowers and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.9           Disposition of Schedules and Reports.  The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrowers.  The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

10.10                      Returned Merchandise.  Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrowers may continue their present policies for returned merchandise and adjustments.  Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrowers or upon such other disposition of the merchandise by the debtor in accordance with the Borrowers' instructions.  If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

10.11                      Verification of Eligible Receivables.  The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the Eligible Receivables upon which such debtor is obligated.

10.12                      Waiver of Confidentiality.  The Borrowers authorize the Bank to discuss the Borrowers' financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrowers, and authorize such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrowers as the Bank may request.

10.13                      Indemnification.  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's Eligible Receivables and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim.  This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel).  This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower's obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.14                      Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrowers, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.15                      Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.16                      Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.17                      Borrower Information; Reporting to Credit Bureaus.  The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports.  The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank's policies and practices from time to time in effect.

10.18                      Prior Agreement Superseded.  This Agreement supersedes the Loan Agreement entered into as of May 23, 2001, between the Bank and the Borrowers, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

10.19                      Additional Remedy for Failure to Assign Payments as Requested.  The Borrower acknowledges that the Bank will be irreparably harmed if the Borrower fails, after request by the Bank, to promptly assign payments due or to become due under any Eligible Receivables when required by the Bank, pursuant to this Agreement, and that the Bank shall have no adequate remedy at law.  Therefore, the Borrower agrees that the Bank shall be entitled to the following remedies, in addition to all other remedies allowed by law or under this Agreement:

(a)	an injunction compelling the Borrower’s compliance with the provisions of this Agreement requiring the Borrower to assign payments due or to become due under any Eligible Receivables;

(b)
the appointment of a receiver, with instructions that the receiver shall comply, in the Borrower’s name and on its behalf, with the provisions of this Agreement requiring the Borrower to assign payments due or to become due under any Eligible Receivables; and

(c)
such other or further equitable relief as may be necessary or desirable to secure to the Bank the benefits of the rights of an assignee under the Assignment of Claims Act (Title 31 Section 3727 and Title 41 Section 15 of the United States Code).

This Agreement is executed as of the date stated at the top of the first page.

Borrower:			Bank:

Air T, Inc.			Bank of America, N.A.

By:	/S/ John Parry	(Seal)	By: ______________________________________
	John Parry, VP Finance		Authorized Signer

Borrower:

Csa Air, Inc.

By:	/S/ John Parry	(Seal)
John Parry, VP Finance

Borrower:

Mountain Air Cargo, Inc.

By:	/S/ John Parry	(Seal)
John Parry, VP Finance

Borrower:

MAC Aviation Services LLC

By:	/S/ John Parry	(Seal)
John Parry, Member
Borrower:

MAC Aviation Services LLC

By:	/S/ John Parry	(Seal)
John Parry, Member

Borrower:

Global Ground Support,  LLC

By:

(Seal)

John Parry, Member

Borrower:

Global Ground Support, LLC

By:	/S/ John Parry	(Seal)
John Parry, Member

Borrower:

Global Aviation Services, LLC

By:  ________ /S/ John Parry________________(Seal)
       Authorized Signer

By:  ___________________________________(Seal)
       Authorized Signer
Address where notices to Borrowers are to be sent:

Address where notices to Bank are to be sent:

3524 Airport Road

Bank of America, N.A.
Maiden, NC  28650

GCIB Credit Services

1075 Main Street, 2nd Floor
Telephone:  (828) 464-8741

Waltham, MA 02451
Facsimile:   (828)  465-5281

Affiliate Sharing Notice.  Notice to Individual Borrowers, Guarantors and Pledgors (“Obligors”):  From time to time Bank of America, N.A. (the “Bank”) may share information about the Obligor’s experience with Bank of America Corporation (or any successor company) and its subsidiaries and affiliated companies (the “Affiliates”).  The Bank may also share with the Affiliates credit-related information contained in any applications, from credit reports and information it may obtain about the Obligor from outside sources.  If the Obligor is an individual, the Obligor may instruct the Bank not to share this information with the Affiliates.  The Obligor can make this election by (1) calling the Bank at 1.888.341.5000, (2) visiting the Bank online at www.bankofamerica.com, selecting “Privacy & Security,” and then selecting “Set Your Privacy Preferences," or (3) contacting the Obligor’s client manager or local banking center.  To help the Bank complete the Obligor’s request, the Obligor should include the Obligor’s name, address, phone number, account number(s) and social security number.  If the Obligor makes this election, certain products or services may not be made available to the Obligor.  This request will apply to information from applications, consumer reports and other outside sources only, and may take six to eight weeks to be fully effective.  Through the normal course of doing business, including servicing the Obligor’s accounts and better serving the Obligor’s financial needs, the Bank will continue to share transaction and account experience information, as well as other general information among the Affiliates.  The Bank may change this policy from time to time.  Visit our website, www.bankofamerica.com, for the latest policy.

USA Patriot Act Notice.  Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.